Exhibit 99.1

SABA ANNOUNCES RECEIPT OF ANTICIPATED NASDAQ LETTER

Redwood Shores, Calif., April 13, 2012 – Saba (NASDAQ:SABA), the premier provider of people-centric enterprise solutions, today announced that on April 11, 2012, Saba received from the Listing Qualifications Department of The NASDAQ Stock Market LLC (“Nasdaq”), as expected, notification of Saba’s noncompliance with Nasdaq Listing Rule 5250(c)(1) due to Saba’s previously announced delay in filing its Form 10-Q for the period ended February 29, 2012.

The Nasdaq notification letter sets forth that the Company has 60 days to submit a plan to regain compliance. The Company anticipates that it will file its Form 10-Q within the 60-day period and that it will fully regain compliance with the Nasdaq continued listing requirements upon such filing of its Form 10-Q.

In the event the Company is unable to file its Form 10-Q before the end of such 60-day period, the Company is required to submit to Nasdaq a plan to regain compliance with Nasdaq’s continued listing requirements no later than June 11, 2012. If Nasdaq accepts the plan submitted by the Company, Nasdaq can grant an exception to regain compliance up to October 8, 2012. If Nasdaq does not accept the Company’s plan, Nasdaq will provide notice that the Company’s common stock will be subject to delisting. The Company would have the right to appeal a determination to delist its common stock, and the common stock would remain listed on the Nasdaq Global Select Market until the completion of the appeal process.

About Saba

Saba (NASDAQ: SABA) enables organizations to build a transformative workplace that leverages the advent of social networking in business and the ubiquity of mobile to empower an organization’s most mission-critical assets – its people. The company provides a set of people-centric enterprise solutions to various businesses and industries worldwide. Saba delivers cloud-based learning management, talent management, and social enterprise solutions to transform the way people work.

Saba’s premier customer base includes major global organizations and industry leaders in financial services, life sciences and healthcare, high tech, automotive and manufacturing, retail, energy and utilities, packaged goods, and public sector organizations. Headquartered in Redwood Shores, California, Saba has offices on five continents. For more information, please visit www.saba.com or call +1-877-SABA-101 or +1-650-779-2791. SABA, the Saba logo, and the marks relating to Saba products and services referenced herein are either trademarks or registered trademarks of Saba Software, Inc. or its affiliates. All other trademarks are the property of their respective owners.

Safe Harbor

This press release contains forward-looking statements within the meaning of the federal securities laws, including, without limitation: statements relating to the anticipated filing date of Saba’s Form 10-Q for the fiscal quarter ended February 29, 2012 and statements relating to Saba’s expectation that it will fully regain compliance with Nasdaq continued listing requirements within the 60 day time period contemplated in the Nasdaq letter. The actual timing or outcome of these matters could differ materially from those expressed in any forward-looking statements due to, among other things, the results of the audit committee’s independent accounting review. In addition, Saba faces other risks and uncertainties that could affect its ability to complete the filing of its Form 10-Q and to regain compliance with the Nasdaq listing requirements. Readers should refer to the section entitled “Risk Factors” in the Form 10-K for the fiscal year ended May 31, 2011, and similar disclosures in subsequent reports filed with the SEC. The forward-looking statements and risks stated in this press release are based on information available to Saba today. Saba assumes no obligation to update them.

Contact:

Roy Lobo

Saba

VP of Investor Relations

(650) 696-1610

roylobo@saba.com